Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (333-135179, 333-174616 and 333-204296) of Zebra Technologies Corporation of our reports dated February 29, 2016, with respect to the consolidated financial statements and schedule listed at Item 15 of Zebra Technologies Corporation and the effectiveness of internal control over financial reporting of Zebra Technologies Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
February 29, 2016